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                                                                   EXHIBIT 4(c)

                                 JOHN T. MORAN
                                62 SE 6TH AVENUE
                          DELRAY BEACH, FLORIDA 34383




                                 March 4, 1997


Riviera Tool Company,
5460 Executive Parkway, S.E.
Grand Rapids, Michigan 49512

Attention: Mr. Kenneth K. Rieth, President


Gentlemen:


I am writing to confirm the terms of our agreement regarding my purchase of shares of the common stock, no par value (the "Common Stock") of Riviera Tool Company (the "Company") and warrants to purchase shares of Common Stock, and my payment of the purchase price therefor by my prior rendition of the services described in this Consulting Agreement and Plan of Compensation.

1.    I hereby subscribe for (a) 15,000 shares of Common Stock (the "Shares"),
(b) a three year warrant to purchase 15,000 shares of Common Stock at an exercise price of $10.50 per share (the "$10.50 Warrants"); and (c) a three year warrant to purchase 15,000 shares of Common Stock at an exercise price of $14.00 per share (the "$14.00 Warrants" which, together with the $10.50 Warrants, are hereinafter collectively referred to as the "Warrants"). I agree to pay the sum of $97,500 in consideration for the issuance of the Shares to me, and I agree to pay the sum of $2,500 in consideration for the issuance of the Warrants to me.

2. You hereby acknowledge that I have paid the aggregate amount of such sums, i.e., $100,000 (the "Purchase Price"), by my prior rendition to you of corporate advisory services, including general business and financial analysis, having an aggregate value equal to the purchase price.

     It is expressly understood that (a) the services I heretofore provided hereunder specifically excluded any activities involving any effort by the Company to raise capital; and (b) in the event that the Company may call upon me in the future to render assistance to it with respect to any transaction to raise capital undertaken by it, the compensation to be paid to me in connection therewith shall be the subject of a separate agreement which the Company and I will enter into at the appropriate time.


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Riviera Tool Company
March 4, 1997
Page 2

3. It is further expressly understood that: (a) at the time of delivery of the Shares to me (which such delivery shall take place not later than 30 days from the date hereof), and (b) upon my full payment of the exercise price due and owing with respect to any of the Warrants that I may timely exercise, at the time of delivery of the shares of Common Stock underlying the Warrants (the "Warrant Shares") to me, such Shares and Warrant Shares shall be fully paid, non-assessable, and freely tradable under US and applicable state securities laws. I represent to the Company, as follows:

(i)    I am acquiring the Shares and the Warrants solely for my own account.

(ii) I am an "accredited investor" (as that term is defined in rule 501 of Regulation D under the Securities Act of 1933 (the "Act")). I have received and read all information and documentation as I deemed appropriate with regard to the Company and its securities. I have relied on nothing other than this Agreement and said information and documentation in deciding whether to enter into the transactions contemplated by this Agreement. I acknowledge that I have been given the opportunity to ask questions and receive satisfactory answers concerning this Agreement, the operations and financial condition of the Company and the accuracy of the information provided by the Company to me.

(iii) I have no intention of distributing or reselling the Shares, the Warrants or any part thereof, or interest therein, in any transaction which would be in violation of the securities laws of the United States of America or any state securities laws.

(iv) If I desire to sell or otherwise dispose of all or any part of the Shares or Warrants (other than pursuant to an effective registration statement under the Act or a sale or other disposition made pursuant to Rule 144), if requested by the Company, I will deliver to the Company an opinion of counsel, reasonably satisfactory in form and substance to the Company and its counsel, that such exemption is available. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the certificates evidencing the Shares and the Warrants (and all certificates issued in exchange therefor or substitution thereof) shall bear the following legend:


           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS.


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Riviera Tool Company
March 4, 1997
Page 3

            SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR SUCH LAWS."

4. Nothing in this Agreement shall be considered to create the relationship of employer and employee between the parties hereto. I shall be deemed at all times to be an independent contractor, without the power or authority to bind the Company in any manner.

5. The Company agrees that it will indemnify and hold me harmless for, and against any and all losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by me in connection with the preparation for or defense of any claim, action or proceeding whether or not resulting in any liability), to which I may become subject under any applicable Federal or state law or otherwise caused by or arising out of any transaction covered by this agreement as to which I rendered services to the Company hereunder as a result of an act or omission of the Company, its officers, employees or agents prior to the date hereof.

6. Promptly after receipt by me of notice of any claim or the commencement of any action or proceeding with respect to which I am entitled to indemnification hereunder, I will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will employ counsel reasonably satisfactory to me and will pay the fees and expense of such counsel. Notwithstanding the preceding sentence, I will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if a conflict of interest exists which makes representation by the Company's appointed counsel not appropriate. In such event, the reasonable fees and disbursements of such separate counsel will be paid by the Company.

7. The Company agrees to notify me promptly of the assertion against it or any person of any claim or the commencement of any action or proceeding relating to a transaction arising out of the services provided by me pursuant to this agreement.

8. This agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between us concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

9. Any waiver by either party of a breach of any provision of this letter shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter. This agreement shall be binding



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Riviera Tool Company
March 4, 1997
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upon and inure to the benefit of each of the parties, and their respective successors and assigns.

10. The covenants, agreements, representations, and warranties contained in or made pursuant to this letter agreement shall survive the termination of my engagement hereunder, irrespective of any investigation made by or on behalf of any party.

11. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by next-day courier (FedEx, UPS, etc.), by certified mail, return receipt requested, or by hand against receipt to the party to whom it is to be given at the address of such party set forth at the beginning of this letter agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 11). All such notices shall be deemed to have been given on the date of receipt thereof by the addressee, or on the date of attempted delivery thereof, if acceptance of such delivery is refused for any reason by the addressee.

12. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of Michigan, without giving effect to conflict of laws.

      IN WITNESS WHEREOF, the parties have duly executed this letter as of the date first above written.


                                            Very truly yours,

                                            John T. Moran

                                            John T. Moran

AGREED TO AND ACKNOWLEDGED:

Riviera Tool Company



By:   Kenneth K. Rieth
      ---------------------------
      Kenneth K. Rieth, President